Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 4, 2020 relating to the financial statements of Highwoods Properties, Inc. and subsidiaries and the effectiveness of Highwoods Properties, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Highwoods Properties, Inc. and subsidiaries for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Raleigh, NC
June 19, 2020